SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (D) Of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): October 20, 2011

Alaska Pacific Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Alaska	0-26003	92-0167101
State or other jurisdiction	Commission	I.R.S. Employer
of incorporation	File Number	Identification No.

2094 Jordan Avenue, Juneau, Alaska		99801
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (907) 789-4844

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

    On October 20, 2011, Alaska Pacific Bancshares, Inc. (the "Company") and Alaska Pacific Bank ("Bank") announced that BethAnn Chapman, a director of the Company and the Bank, will not stand for re-election at the Company’s Annual Meeting of Stockholders to be held in May 2012 and will also not stand for re-election as a director of the Bank.  Ms. Chapman will continue to serve for the remainder of her term until the Company’s May 2012 Annual Meeting of Stockholders.  Ms. Chapman has served as a director of the Company and the Bank since 2006.  During her service as a director of the Company, Ms. Chapman has served on the Company’s Compensation and Corporate Governance and Nominating Committees.  In connection with her announcement of her intention not to stand for re-election, Ms. Chapman did not cite any disagreement with the Company.

    Craig Dahl, President and CEO of the Company and the Bank stated that, "Ms. Chapman has been a valuable resource to the Boards and management and will be missed.  We respect the many professional and personal demands on each of our directors and appreciate the time and service that she has given to the Boards of the Company and the Bank."

    The Company and the Bank are conducting a search for a qualified candidate to replace the vacancies created by Ms. Chapman’s resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ALASKA PACIFIC BANCSHARES, INC.

DATE: October 24, 2011	By:/s/Craig E. Dahl
Craig E. Dahl
President and Chief Executive Officer